Exhibit 14

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13G. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 25th day of March, 2024.

Horton Trust Company LLC, as manager of P19M2 Investors II, L.L.C. and as trustee of the trusts listed on Schedule 1.

By:	/s/ Ronald Wray
Name: Ronald Wray
Title: President

Pritzker Traubert Foundation

By:	/s/ Ronald Wray
Name: Ronald Wray
Title: Vice President

/s/ Penny Pritzker
Penny Pritzker, individually

Schedule 1

Trust Name	Jurisd. of Org.
A.N.P. Trust #31	Illinois
A.N.P. Trust #34-Penny	Illinois
A.N.P. Trust #36-Penny	Illinois
A.N.P. Trust #37	Illinois
A.N.P. Trust #40-Penny	Illinois
A.N.P. Trust #42-Penny	Illinois
DGC 2018 Trust	N/A
Donald Pritzker Traubert GST Trust	Illinois
Rose Pritzker Traubert GST Trust	Illinois
P.G. Penny Trust	Illinois
RAGC 2018 Trust	Illinois
F.L.P. Trust #19	Illinois